FOR IMMEDIATE RELEASE – August 12, 2015	Exhibit 99.1
Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces Second Quarter 2015 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (“Company”) (OTCBB: MFBP), the parent company of M&F Bank (“Bank”), announced unaudited financial results for the second quarter of 2015 today.

James H. Sills, III, President and CEO of the Company, commented, “We had a good second quarter. We improved our overall core earnings compared to the first quarter of 2015, and we reduced our overall delinquency percentage from 7.59% at December 31, 2014 to 4.44% at June 30, 2015. We have seen a significant reduction in the number and dollar volume of delinquent loans. It was a team effort to reduce the number of delinquent loans and we generated a small increase in total gross loans outstanding for the quarter. We are now starting to execute our rebranding strategy of M&F Bank in all the markets served which is really exciting in terms of generating market buzz and customer awareness. We started our internal rollout with the new logo, new colors, new signage, and new tag line which will be completed in the fall. We remain confident in executing our strategic plan which includes cleaning up our loan portfolio and transforming the Bank to be a sales organization to attract new customers. For the remaining quarters in 2015, the Company will continue to make progress on our strategic priorities placing emphasis on increasing loan volume and continuing to reducing problem assets.”

Randall C. Hall, SVP/CFO of the Company, stated “The Company recorded quarterly net income for the second quarter of 2015 of $318,000 compared to $507,000 for the second quarter of 2014, a decrease of $189,000. Net income available to common shareholders for the second quarter of 2015 was $259,000 compared to $448,000 for the second quarter of 2014, a decrease of $189,000. Diluted income per common share decreased $0.09 to $0.13 for the second quarter of 2015 compared to $0.22 in the second quarter of 2014.”

The Company recorded net income for the six months ended June 30, 2015 of $149,000 compared to $784,000 for the same period of 2014, a decrease of $635,000. Net income available to common shareholders for the six months ended June 30, 2015 was $32,000 compared to $667,000 for the same period of 2014, a decrease of $635,000. Diluted income per common share decreased $0.31 to $0.02 for the six months ended June 30, 2015 compared to $0.33 in the same period of 2014.

The Company produced net interest income of $2.5 million during the three months ended June 30, 2015, which was down slightly from the $2.6 million generated for the same period of 2014. Interest income decreased $112,000 or 4.31% to $2.7 million for the three months ended June 30, 2015 as compared to the same period of the prior year. Interest expense remained flat at $164,000 for the three months ended June 30, 2015 and 2014.

The Company produced net interest income of $4.9 million during the six months ended June 30, 2015, which was $373,000 lower than the $5.3 million generated for the same time of 2014. The decrease was primarily caused by lower interest income, which decreased $375,000 or approximately 6.69% to $5.2 million for the six months ended June 30, 2015 as compared to the same period of the prior year. Interest expense decreased slightly to $337,000 for the six months ended June 30, 2015 compared to $339,000 for the same period in 2014.

Noninterest income decreased $515,000 or 56.10% to $403,000 during the quarter ended June 30, 2015 as compared to the same period in 2014. The decrease was associated with the realization of $515,000 gains on the disposition of repossessed assets during second quarter of 2014 compared to none during the comparable 2015 quarter.

Noninterest income decreased $574,000 or 41.93% to $795 thousand during the six months ended June 30, 2015 as compared to the same period of 2013. The decrease was primarily associated with the realization of $515,000 gains on the disposition of repossessed assets and a $55,000 death benefit gain during the first six months of 2014 compared to none during the comparable 2015 period.

Noninterest expense decreased $228,000 or 8.35% to $2.5 million for the quarter ended June 30, 2015 compared to $2.7 million for the same period of 2014, primarily driven by increases in net OREO income.

Noninterest expense increased $58,000 or 1.07% to $5.5 million during the six months ended June 30, 2015 compared to $5.4 million for the same period of 2014 primarily driven by increases in net OREO, information technology and marketing expenses.

Total assets as of June 30, 2015 were $295.5 million, down 0.95% or $2.8 million from $298.4 million as of December 31, 2014. During the six months ended June 30, 2015, loans increased to $176.2 million, up 0.62% or $1.1 million from $175.1 million as of December 31, 2014. Cash and cash equivalents decreased by $6.4 million to $29.1 million as of June 30, 2015. The decrease was primarily attributable to allocating more funds to the Company’s available-for-sale investment securities, which increased $3.1 million to $72.8 million at June 30, 2015 compared to $69.7 million at December 31, 2014 and a $2.0 million reduction in total deposits.

The allowance for loan losses was $3.4 million as of June 30, 2015 and December 31, 2014, which represented 1.95% and 1.96%, respectively, of total loans outstanding. OREO totaled $2.3 million and $3.1 million at June 30, 2015 and December 31, 2014, respectively. The decrease has been driven by significant efforts from the Bank to dispose of nonperforming assets.

Total liabilities as of June 30, 2015 were $259.3 million, down 0.96% or $2.5 million from $261.8 million as of December 31, 2014. Decreases in deposits were primarily attributable to decreases in interest-bearing time deposits including CDARS. Interest-bearing deposits decreased $4.1 million or 1.92% from December 31, 2014 to June 30, 2015. The decrease in interest-bearing deposits was partially offset by the $2.1 million increase in noninterest-bearing deposits to $43.9 million at June 30, 2015 compared to $41.8 million at December 31, 2014. The swings in deposit balances primarily represent seasonality and volatility with the Company’s public funds and CDARS accounts. Other liabilities, which decreased $573 thousand from December 31, 2014 to $4.6 million at June 30, 2015, also contributed to the overall decrease in total liabilities.

Total stockholders' equity as of June 30, 2015 was $36.2 million as compared to total stockholders' equity as of December 31, 2014 of $36.6 million. Accumulated other comprehensive loss increased from $1.7 million at December 31, 2014 to $2.0 million as of June 30, 2015, driven by a decrease in the market value of the Company's available-for-sale investment securities and pension plans during the period. Preferred dividends and accretion of $117,000 partially offset by net income of $149,000 also contributed to the overall decrease in stockholders' equity.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.